UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported)	March 28, 2008

BANK OF HAWAII CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

1-6887

99-0148992

(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

130 Merchant Street, Honolulu, Hawaii		96813
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number,
including area code)	(808) 694-8822

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.               Other Events.

On March 28, 2008, Bank of Hawaii Corporation (the “Company”) received proceeds from two transactions: the Company’s interest in the mandatory redemption of Visa shares and the sale of its equity interest in an aircraft lease.  From these gains, the Company expects to accrue employee incentives, pay a call premium on its Trust Preferred Securities, and make a contribution to the Bank of Hawaii Charitable Foundation.  Also, resulting from the Company’s quarterly evaluation of the allowance for loan and lease losses (the “Allowance”), the Company expects to increase its Allowance, reflecting increased risk in the commercial leasing and consumer portfolios.  The net effect of these items will result in an increase in net income for the first quarter of 2008 of approximately $7-9 million.

The Company will release first quarter 2008 financial results before the market opens on Monday, April 21, 2008 and hold its quarterly conference call to discuss results at 2:00 p.m. Eastern Time (8:00 a.m. Hawaii Time).  The call will be accessible via teleconference and via the investor relations link of Bank of Hawaii Corporation’s web site, www.boh.com.  The conference call number is (888) 396-2386 in the United States or (617) 847-8712 for international callers.  No passcode is required to access the call.  A replay will be available for one week beginning 4:00 p.m. Eastern Time on Monday, April 21, 2008 by calling (888) 286-8010 in the United States or (617) 801-6888 for international callers.  Enter the number 60965519 when prompted.  A replay will also be available on the Company’s web site.

This report contains forward-looking statements which are based on numerous assumptions, any of which could prove to be inaccurate and actual results may differ materially from those projected for a variety of reasons.  For a detailed discussion of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, please refer to the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the U.S. Securities and Exchange Commission.  The Company does not undertake an obligation to update forward-looking statements to reflect later events or circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2008

BANK OF HAWAII CORPORATION

By:	/s/ Mark A. Rossi
Mark A. Rossi
Vice Chairman and Corporate Secretary